INVESTMENT MANAGERS SERIES TRUST

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) dated as of _________________, by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each, a “Fund”), and the investment advisor of the Funds, Advisors Asset Management, Inc. (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated _____________ (the “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses of such Fund pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Operating Expenses (as defined in Paragraph 2 herein) of each Fund (or as applicable each class of each Fund set forth in Appendix A (each a “Class”)), for the Expense Limitation Period (as defined in Paragraph 2 herein) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.      Limit on Operating Expenses.

a.	The Advisor hereby agrees to waive investment advisory fees payable to it by a Fund and/or absorb expenses of a Fund to the extent the Fund’s total annual expenses exceed such Fund’s Annual Limit (defined below). The “Annual Limit” with respect to each share class of each Fund shall mean the amount of Operating Expenses with respect to such shares of such Fund expressed as a percentage of such Fund’s average annual daily net asset value, listed in Appendix A. In the event that the current Operating Expenses for a class of a Fund, as accrued each month, exceed such class’ Annual Limit, the Advisor will waive all or a portion of its investment advisory fee payable to it by such Fund and/or reimburse such Fund, on a monthly basis, to the extent of any such excess expense within 30 days of being notified that such excess Operating Expenses have been incurred.

2.      Definition.  For purposes of this Agreement, with respect to each Fund (and each Class of shares thereof):

a.	The term “Operating Expenses” is defined to include all expenses necessary or appropriate for the operation of the Fund (or Class, as applicable), including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement and any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-1A), expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation expenses.

b.	For each Fund, the term “Expense Limitation Period” is defined as nine (9) fiscal years and four (4) months following the Fund’s current fiscal year end, as adjusted pursuant to Paragraph 4 hereof.

3.      Reimbursement of Fees and Expenses.  Except for AAM/Phocas Real Estate Fund, any fee waivers or payments to a Fund by the Advisor (with respect to a Class, as applicable) (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund (or Class, as applicable) to the Advisor for a period ending three (3) full fiscal years after the date of the Subsidy, if so requested by the Advisor. With respect to AAM/Phocas Real Estate Fund, any fee waivers or payments to the Fund by the Advisor (with respect to a Class, as applicable) (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund (or Class, as applicable) to the Advisor for a period ending three years after the date of the Subsidy, if so requested by the Advisor. The reimbursement may be paid by the Fund (or Class, as applicable) if the current aggregate amount of the Fund’s (or Class’) Operating Expenses for the fiscal year in which the request for reimbursement is made, taking into account the reimbursement, does not exceed the Annual Limit in place at the time of the Subsidy or the current limitation on the Fund’s (or Class’) Operating Expenses, if less. In no case will the reimbursement amount exceed the total amount of Subsidies made by the Advisor with respect to a Fund (or Class, as applicable) pursuant to this Agreement and no reimbursement will include any amounts previously reimbursed. No reimbursement may be paid prior to the Fund’s payment of current Operating Expenses. Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement has not been terminated. In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.      Term.  This Agreement shall become effective with respect to each Fund (or Class, as applicable), on the date specified in Appendix A (the “Effective Date”) and shall remain in effect through the end of the Expense Limitation Period; provided, however, that at the end of each fiscal year during the Expense Limitation Period, the Expense Limitation Period shall be increased by an additional one-year period; and provided further that this Agreement may be sooner terminated as provided in Paragraph 5 of this Agreement.

5.      Termination.  This Agreement may be terminated at any time with respect to any Fund or Class, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor.  This Agreement may be terminated by the Advisor with respect to any Fund or Class, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period of the Fund, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld.  This Agreement will automatically terminate with respect to any Fund listed in Appendix A, if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

6.      Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.      Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

9.      Notice.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10.     Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors. This agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and superseded all prior oral or written agreements (including the initial agreement) with respect to the subject matter hereof.

11.    Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST	ADVISORS ASSET MANAGEMENT, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

Appendix A

_______________, _________

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
AAM/Bahl & Gaynor Income Growth Fund
Class A	1.08%	______________
Class C	1.83%	______________
Class I	0.83%	______________
AAM/Insight Select Income Fund
Class A	0.85%	______________
Class Y	0.50%	______________
Class C	1.60%	______________
Class I	0.60%	______________
AAM/HIMCO Short Duration Fund
Class A	0.84%	______________
Class C	1.59%	______________
Class I	0.59%	______________
AAM/Phocas Real Estate Fund
Class A	1.15%	______________
Class C	1.90%	______________
Class I	0.90%	______________